Exhibit 3.5

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REGENCY GP LLC

This First Amendment (“Amendment”) to the Amended and Restated Limited Liability Company Agreement dated December 12, 2005 (the “Original LLC Agreement”) of Regency GP LLC, a Delaware limited liability company (the “Company”) is dated February 25, 2010.

R E C I T A L S

On June 18, 2007, Regency GP Acquirer LP, a Delaware limited partnership, acquired (i) all the outstanding limited partner interests in Regency GP LP, a Delaware limited partnership (the “General Partner”) and the general partner of Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”) and (ii) all the outstanding member interests in the Company which is the general partner of the General Partner.

Concurrently, Regency LP Acquirer LP, a Delaware limited partnership, acquired approximately 17.8 million Subordinated Units issued by the Partnership.

Prior to the transactions described above, the owners of the transferred interests were Regency Acquisition L.P., a Delaware limited partnership (“Regency Acquisition”), and members of management of the Company, Regency Acquisition was owned directly and indirectly by HMTF Regency, Ltd., a Delaware limited partnership (“HMTF Regency”), and HMTF Regency controlled the Company, the General Partner and the Partnership.

NOW, THEREFORE, Regency GP Acquirer LP (the “Member”), in its capacity as the sole member of the Company, amends the Original LLC Agreement as follows:

1. The definition of Regency Group is hereby amended, effective as of June 18, 2007, so as to be and read in its entirety as follows:

“Regency Group” means Regency GP Acquirer LP, a Delaware limited partnership, and Regency LP Acquirer LP, a Delaware limited partnership, and their Affiliates and Subsidiaries (other than the Company, the General Partner and the Partnership and its Subsidiaries).

2. Except as expressly provided herein, all the terms and provisions of the Original LLC Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER:

REGENCY GP ACQUIRER LP

BY:	EFS REGENCY GP HOLDCO I, LLC, its General Partner

BY:	AIRCRAFT SERVICES CORPORATION, its Managing Member

BY:
MARK MELLANA AUTHORIZED OFFICER